SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[x] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                            BFC FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[_] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            BFC Financial Corporation
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 22, 2002

                                                        Fort Lauderdale, Florida
                                                                  April 19, 2002
To the Stockholders of BFC Financial Corporation:

The Annual Meeting of Stockholders of BFC Financial Corporation (the "Company") will be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, on Wednesday, May 22, 2002, at 10:00 a.m. local time for the following purposes:

      1. To elect two members to the Board of Directors, one to serve a term of three years and the other to serve a term of one year;

      2. To consider and vote upon an amendment to the Company's Articles of Incorporation (the "Amendment") which, if adopted, will, among other things: (i) grant to holders of the Company's Class A Common Stock, which currently has no voting rights except under limited circumstances provided by Florida law, one vote per share, which will, in the aggregate initially represent 22.0% of the combined voting power of the Class A Common Stock and the Class B Common Stock as of the date that the Amendment is first adopted, (ii) thereafter, based upon the number of shares of Class B Common Stock outstanding from time to time, grant to holders of Class B Common Stock such number of votes per share which will initially represent 78.0% of the combined voting power of the Class A Common Stock and Class B Common Stock and which will thereafter decline but which will in no case represent less than 47.0% of the combined voting power of the Class A Common Stock and Class B Common Stock, and
            (iii) provide for class voting on certain matters (the "Amendment"); and

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any matters relating or incident to the foregoing.

The foregoing matters are described in more detail in the Proxy Statement, which forms a part of this Notice.

Only stockholders of record at the close of business on April 16, 2002 are entitled to notice of and to vote at the Annual Meeting. Class A Common Stockholders will be entitled to vote on the approval of the Amendment but will not otherwise be entitled to vote at the meeting. Class B Common Shareholders will be entitled to vote on all matters properly brought before the meeting.

Enclosed for your review and consideration is a proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders. You are urged to read the proxy statement carefully. YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the meeting in person, please mark, sign and return the accompanying proxy card in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time prior to its exercise by giving written notice to the Secretary of the Company, by executing a subsequent dated proxy or by personally attending and voting at the Annual Meeting. Any proxy that is not revoked will be voted at the meeting as directed in the proxy, or, where no direction is given, the proxy will be voted in accordance with the recommendations of the Board of Directors.

                                         Sincerely,

                                         /s/ Glen R. Gilbert

                                         Glen R. Gilbert
                                         Secretary

                           BFC Financial Corporation
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                                 PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of BFC Financial Corporation (the "Company" or "BFC") to be held on Wednesday, May 22, 2002, commencing at 10:00 AM, local time, at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, and any adjournment thereof for the purposes set forth in the accompanying Notice of Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of the Company.

Each proxy solicited hereby, if properly executed and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominees for director described below and for the approval of the amendment of the Company's Articles of Incorporation (the "Amendment"). Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy would vote as proxies in accordance with their own best judgment on those matters.

Holders of the Company's Class A Common Stock will be entitled to vote only on the approval of the Amendment, and on no other matter. Holders of the Company's Class B Common Stock will be entitled to vote on the approval of the Amendment, for the election of the two nominees to the Company's Board of Directors and on any other matter properly brought before the Annual Meeting.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date; Stockholders Entitled to Vote

Only stockholders of record, at the close of business on April 16, 2002 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 6,474,994 shares of Class A Common Stock and 2,382,157 shares of Class B Common Stock. Holders of the Company's Class A Common Stock are not entitled to vote on any of the matters to be submitted for a vote at the Annual Meeting other than the approval of the Amendment. Class B Common Shareholders are entitled to vote on all matters properly brought before the meeting. Each holder of Class A Common Stock and each holder of Class B Common Stock is entitled to one vote for each share held. See "Quorum and Required Vote" and "Security Ownership Of Certain Beneficial Owners And Management."

Quorum

A majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum to consider and vote upon the Amendment. A majority of the outstanding shares of Class B Common Stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum for the transaction of any other business properly brought before the Annual Meeting, including the election of directors. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained; provided, however, that if the number of shares of Class A Common Stock present does not constitute a quorum but a majority of the outstanding shares of Class B Common Stock is present, the Company may transact any business that does not require the vote of the holders of Class A Common Stock. Abstentions and "broker non-votes" (as described below) will be counted to determine the presence of a quorum.

Vote Required for Approval

To elect the two nominees to the Company's Board of Directors, the affirmative vote of a plurality of the votes cast of Class B Common Stock is required. Holders of Class A Common Stock have no right to vote in the election of directors.

To approve the Amendment: (i) the number of votes in favor of the proposal cast by the holders of Class A Common Stock must exceed the number of votes against the proposal by the holders of Class A Common Stock, and (ii) holders of a majority of the issued and outstanding shares of Class B Common Stock must vote in favor of the proposal. Abstentions and "broker non-votes" by holders of Class A Common Stock will have no effect on the vote while abstentions and "broker-non votes" by holders of Class B Common Stock will have the same effect as a vote "against" the Amendment. For purposes of considering the Amendment, the Class A Common Stock and Class B Common Stock will vote as separate voting groups.

Brokers who hold shares in "street name" for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as the Amendment (so called "broker non-votes"). Accordingly, absent specific and timely instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the Amendment.

Security Ownership Of Certain Beneficial Owners And Management

Listed in the table below are the beneficial owners known by the Company to hold as of March 31, 2002 more than 5% of either class of our outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers and directors and the number of shares owned by directors and executive officers as a group.

                                                        Class A           Class B
                                                     Common Stock       Common Stock
                                                     Ownership as       Ownership as      Percent of     Percent of
                                                       of March           of March         Class A         Class B
Name of Beneficial Owner                               31, 2002           31, 2002       Common Stock   Common Stock
------------------------                               --------           --------       ------------   ------------
I.R.E. Realty Advisory Group, Inc.   (2)(3)(5)         1,375,000           500,000          21.24%          9.59%
I.R.E. Properties, Inc.                (3)(5)            375,832           136,666           5.80%          2.62%
I.R.E. Realty Advisors, Inc.           (3)(5)            666,108           242,221          10.29%          4.64%
Florida Partners, Corporation          (3)(5)            366,614           133,314           5.66%          2.56%
Levan Enterprises, Ltd.                (3)(5)            153,629            55,865           2.37%          1.07%
Alan B. Levan                        (1)(3)(5)         2,940,483         2,339,673          45.41%         44.85%
John E. Abdo                         (1)(3)(5)         1,019,563         1,720,750          15.75%         32.99%
Dr. Herbert A. Wertheim                 (4)            1,145,232           416,448          17.69%          7.98%
Glen R. Gilbert                        (1)(5)              2,690           143,478           0.04%          2.75%
Earl Pertnoy                           (1)(5)             18,975            78,150           0.29%          1.50%
All directors and executive officers
  Of the Company as a group
  (4 persons, including the
  Individuals identified above)        (1)(3)          3,981,711         4,282,051          61.49%         82.09%

----------

(1) Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan 1,270,407 shares, John E. Abdo 1,350,000 shares, Glen R. Gilbert 142,500 shares, and Earl Pertnoy 71,250 shares.

(2)   The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3) The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 68.6% of the outstanding common stock of the Company. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by such entities. Additionally, Mr. Levan may be deemed to be the beneficial owner of 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife and 1,270,407 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options in addition to his personal holdings of Common Stock, for an aggregate beneficial ownership of 2,940,483 shares of Class A Common Stock (45.41%) and 2,339,673 shares of Class B Common Stock (44.85%).

(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Copies of all such reports filed with the SEC are required to be furnished to the Company. Based solely on the Company's review of the copies of such reports it has received, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2001.

                              ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than twelve members divided into three classes. The Board currently consists of three members. The terms of two directors expire at the Annual Meeting and it is therefore necessary to elect two directors to fill such positions until their respective successors have been elected and qualified. Director Carl E.B. McKenry, whose term would have expired in 2003, died during 2001. Accordingly, the Board of Directors has nominated Earl Pertnoy to serve as a director in the class whose term expires at the 2003 Annual Meeting of Shareholders, and has nominated John E. Abdo to serve as a director in the class whose term expires at the 2005 Annual Meeting of Shareholders. Each nominee is currently a member of the Company's Board of Directors. All Directors are to serve until the election and qualification of their respective successors.

Except as disclosed elsewhere in this Proxy Statement, to the Company's knowledge, there are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director and there are no familial relationships between any directors and officers of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees shown below.

The Board of Directors recommends that holders of Class B Common Stock vote FOR the election of each of the nominees for Director.

Board Of Directors

The following information is provided for each of the Company's current directors.

            Name                Age      Director Since     Term Expires
            ----                ---      --------------     ------------
      John E. Abdo              58            1988              2002
      Alan B. Levan             57            1978              2004
      Earl Pertnoy              75            1978              2002

Mr. Pertnoy is nominated to serve a one-year term expiring at the 2003 Annual Meeting of Shareholders and Mr. Abdo is nominated to serve a three-year term expiring at the 2005 Annual Meeting of Shareholders.

The principal occupation and certain other information with respect to each director, including the nominees are set forth below.

JOHN E. ABDO has been principally employed as Vice Chairman of BankAtlantic since April 1987, Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp, Inc. ("Bancorp") since 1994, a director of BankAtlantic since 1984 and President of Levitt Companies, a wholly owned subsidiary of BankAtlantic, since 1985. He has been President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana, Inc., a national restaurant chain.

ALAN B. LEVAN formed the I.R.E. Group (predecessor to the Company) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., U.S. Capital Securities, Inc., and Florida Partners Corporation. He is Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc., the holding company for BankAtlantic since 1994, and President and Chairman of the Board of BankAtlantic since 1987. He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership that is affiliated with the Company.

EARL PERTNOY has for more than the past five years been a real estate investor and developer. He has been a director of the Company and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership that is affiliated with the Company.

Meetings And Committees Of The Board Of Directors

During 2001, the Board of Directors held seven meetings. No director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors or the committees on which such Board member served during this period.

The Members of the Audit Committee for 2001 were Mr. Pertnoy and Mr. McKenry, who died during 2001. The Audit Committee meets quarterly to consider the findings of the Company's independent auditors and to evaluate policies and procedures relating to internal controls. The Audit Committee held four meetings during the year ended December 31, 2001.

The Members of the Compensation Committee for 2001 were Earl Pertnoy and Carl E.B. McKenry. The Compensation Committee held one meeting during 2001. The primary purpose of the Compensation Committee is to establish and implement compensation policy and programs for the Company's executives. The Compensation Committee also recommends the compensation arrangements for executive officers and directors. It also serves as the Stock Option Committee for the purpose of determining incentive stock options to be granted under the Company's Stock Option Plan.

The Board of Directors has no standing nominating committee.

Compensation Of Directors

Members of the Board of Directors of the Company who are not employees of the Company receive $1,750 per month for serving on the Company's Board of Directors. Additionally, members of the Audit Committee receive a fee of $1,000 per Audit Committee meeting attended. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services as such.

Identification And Background Of Executive Officers And Certain Significant Employees

The Executive Officers of the Company are as follows:

         Name             Age         Position
         ----             ---         --------
    Alan B. Levan         57         President, Chairman of the Board, Chief
                                      Executive Officer and Director

    John E. Abdo          58         Vice Chairman of the Board and Director

    Glen R. Gilbert       57         Executive Vice President, Chief Financial
                                      and Accounting Officer and Secretary

The following persons are executive officers of the Company's principal subsidiary, BankAtlantic Bancorp, Inc. Positions indicated are those held at BankAtlantic Bancorp, Inc.

         Name             Age     Position at BankAtlantic Bancorp, Inc.
         ----             ---     ---------------------------------------
    Alan B. Levan         57      Director, Chairman of the Board and Chief
                                   Executive Officer

    John E. Abdo          58      Director, Vice Chairman of the Board

    James A. White        58      Executive Vice President and Chief Financial
                                   Officer

All such officers will serve until they resign or are replaced by their respective Board of Directors.

Background Of Executive Officers

ALAN B. LEVAN - See "Board Of Directors."

JOHN E. ABDO - See "Board Of Directors."

GLEN R. GILBERT has been Executive Vice President of the Company since July 1997. In May 1987, he was appointed Chief Financial and Accounting Officer and, in October 1988, was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership that is affiliated with the Company. He has been Vice President of Levitt Companies since 1997.

The principal occupation and certain other information with respect to the executive officers of BankAtlantic Bancorp, Inc. is set forth below.

ALAN B. LEVAN - See "Board Of Directors."

JOHN E. ABDO - See "Board Of Directors."

JAMES A. WHITE is Executive Vice President and Chief Financial Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. He joined BankAtlantic Bancorp, Inc. and BankAtlantic in January 2000. Prior to joining BankAtlantic Bancorp, Inc. and BankAtlantic, Mr. White was Chief Financial Officer of BOK Financial Corporation.

Executive Compensation

The following table and the notes thereto set forth information with respect to the annual compensation paid by the Company and its subsidiaries and BankAtlantic Bancorp, Inc. and its subsidiaries, for services rendered in all capacities during the three years ended December 31, 2001 to each of the executive officers of the Company.

                                                   Annual Compensation                       Long-Term Compensation
                                                   -------------------                       ----------------------
                                                                                            Awards            Payouts
                                                                         Other              ------            -------      All
       Name and                                                          Annual    Restricted      Stock                  Other
      Principal                                                          Compen-      Stock        Option      LTIP      Compen-
       Position               Source      Year     Salary       Bonus    sation      Award(s)     Award(s)    Payouts    sation
------------------------------------------------------------------------------------------------------------------------------------
                                                     ($)         ($)       ($)         ($)              (#)      ($)       ($)
Alan B. Levan                 BFC         2001     538,510     255,833        --          --          --        4,480    101,073 (2)
 Chairman of the Board,       Bancorp     2001     383,405     395,500        --          --       40,000         --     134,030 (3)
  President and Chief         BFC         2000     517,798      92,247        --          --          --        5,315     97,185 (2)
  Executive Officer           Bancorp     2000     387,890     312,624        --          --       60,000         --     137,635 (3)
                              BFC         1999     497,406         --         --          --       75,000       4,898     93,000 (2)
                              Bancorp     1999     372,705     200,000        --          --       69,000         --     141,467 (3)


John E. Abdo                  BFC         2001     250,000     150,000        --          --          --        4,880        --
 Vice Chairman of the         Bancorp     2001     431,700     342,836        --          --       30,000         --      15,840 (4)
  Board                       BFC         2000     181,730     112,500        --          --          --        5,315        --
                              Bancorp     2000     287,901     190,000        --          --       30,000         --      15,840 (4)
                              BFC         1999         --          --         --          --       75,000         --         --  (5)
                              Bancorp     1999     190,739         --         --          --       34,500         --      10,640 (4)

Glen R. Gilbert               BFC         2001     119,600       29,900       --          --          --        4,880        --
 Executive Vice President,    Bancorp     2001     119,600       29,900       --          --       10,000         --         --
  Chief Financial Officer     BFC         2000     136,881       17,250       --          --          --        5,315        --
  and Secretary               Bancorp     2000      93,130      17,250        --          --        2,500         --         --
                              BFC         1999     210,625       62,945       --          --       10,000       4,898        --
                              Bancorp     1999         --           --        --          --          --          --         --

----------

(1) Amounts identified as Bancorp represent payments or grants by BankAtlantic Bancorp, Inc. and its subsidiaries.

(2)   Represents reimbursements or payments for life and disability insurance.

(3) Includes BankAtlantic contributions of $1,600 in 1999 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Levan, a $40 dividend payment for a Real Estate Investment Trust ("REIT") controlled by BankAtlantic for 1999, 2000 and 2001 and $127,190 in 2001, $130,795 in
      2000 and $139,827 in 1999 representing the value of the benefit received by Mr. Levan in connection with premiums paid by BankAtlantic for a split-dollar life insurance policy.

(4) Includes BankAtlantic contributions of $1,600 in 1999 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Abdo, a $40 dividend payment for the REIT for 1999, 2000 and 2001 and $9,000 paid to Mr. Abdo in each of the years as compensation for his service as a trustee of the BankAtlantic pension plan, which amount was paid directly from the Plan.

(5) Payments were also made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See "Certain Relationships and Related Transactions."

Other than Mr. Levan and Mr. Abdo, executive officers of BankAtlantic Bancorp, Inc. and BankAtlantic do not have significant executive responsibilities with respect to key policy decisions of the Company.

Options/SAR Grants

During the year ended December 31, 2001, there were no individual grants of stock options to the named executives in the Compensation Table pursuant to the Company's Stock Option Plan. The Company has not granted and does not currently grant stock appreciation rights.

The following table sets forth information concerning individual grants of stock options by BankAtlantic Bancorp, Inc. to the named executives in the Summary Compensation Table pursuant to the stock option plans of BankAtlantic Bancorp, Inc. during the year ended December 31, 2001. BankAtlantic Bancorp, Inc. has not granted and does not currently grant stock appreciation rights.

                                                                         Potential realizable
                  Number of     % of Total                                 Value at Assumed
                 Securities      Options       Exercise                  Annual Rates of Stock
                 Underlying     Granted to      Price                   Price Appreciation for
                   Options     Employees in      Per       Expiration       Option Term (2)
    Name           Granted     Fiscal Year      Share         Date          5%           10%
    ----           -------     -----------      -----         ----          ---          ---
                      #             %             $                          $            $
Alan B. Levan       16,540         2.99          3.88       1/2/2011      40,307      102,147
                    23,460         4.23          4.26       1/2/2006      16,025       46,409

John E. Abdo         6,540         1.18          3.88       1/2/2011      15,938       40,389
                    23,460         4.23          4.26       1/2/2006      16,025       46,409

Glen R. Gilbert     10,000         1.81          3.88       1/2/2011      24,370       61,758

----------

(1) All options grants are to acquire shares of BankAtlantic Bancorp, Inc. Class A Common Stock. All options vest in 2006.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.

Aggregated Option/SAR Exercises And Fiscal Year End Option/SAR Value Table

The following table sets forth as to each of the named executive officers information with respect to the number of shares of the Company's Class B Common Stock acquired upon exercise of options during 2001 and underlying unexercised options at December 31, 2001.

                                                     Number of Securities          Value of Unexercised
                                                    Underlying Unexercised         In-The-Money Options
                     Number of        Value          Options at 12/31/2001          On 12/31/2001 (1)
                       Shares       Realized         ---------------------          -----------------
                    Acquired or       Upon
       Name          Exercised      Exercise     Exercisable   Unexercisable   Exercisable   Unexercisable
       -----         ----------     ---------    ------------  --------------  ------------  -------------
                         #              $              #              #             $              $
 Alan B. Levan           --             --         1,270,407        75,000      3,374,087           --

 John E. Abdo            --             --         1,350,000        75,000      3,718,725           --

 Glen R. Gilbert         --             --           142,500        10,000        233,121           --

(1) Based upon a price of $5.65, which was the price of the last sale as reported by the OTC Market Report for 2001.

The following table sets forth as to each of the named executive officers information with respect to the number of shares of BankAtlantic Bancorp, Inc. Class A Common Stock acquired upon exercise of options during 2001 and underlying unexercised options at December 31, 2001. BankAtlantic Bancorp, Inc. has not granted and does not currently grant stock appreciation rights.

                                                     Number of Securities          Value of Unexercised
                                                    Underlying Unexercised         In-The-Money Options
                     Number of        Value          Options at 12/31/2001          On 12/31/2001 (1)
                       Shares       Realized         ---------------------          -----------------
                    Acquired or       Upon
       Name          Exercised      Exercise     Exercisable   Unexercisable   Exercisable   Unexercisable
       -----         ----------     ---------    ------------  --------------  ------------  -------------
                         #              $              #              #             $              $
 Alan B. Levan           --             --           991,122       312,800      6,190,566       991,027

 John E. Abdo            --             --           479,056       182,906      3,093,098       569,339

 Glen R. Gilbert         --             --               --         12,500            --         66,658

(1) Based upon a fair market value of $9.18 at December 31, 2001, which was the closing price for BankAtlantic Bancorp, Inc. Class A Common Stock as reported on the New York Stock Exchange on December 31, 2001.

Long-Term Incentive Plan ("LTIP") Awards Table

The Company has made available a profit-sharing plan to all of its employees (which does not include employees of BankAtlantic Bancorp, Inc.) who meet certain minimum requirements. The Company is not required to make any contribution and the amount of the Company's contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation (with the maximum compensation considered being $50,000). Vesting is in increments over a 6-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. John E. Abdo is 0% vested. During 2001, the accounts for each of the above named individuals were credited with a $4,480 contribution.

Stock Performance Graph And Compensation Committee Report

Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, the Stock Performance Graph and the Compensation Committee Report set forth below shall not be incorporated by reference into such filings.

Stock Performance Graph

The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Wilshire 5000 Total Market Index and the NASDAQ Bank Index:

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIALS.]

                               12/31/1996   12/31/1997    12/31/1998   12/31/1999    12/31/2000   12/31/2001
                               ----------   ----------    ----------   ----------    ----------   ----------
BFC Financial Corporation          100          284          183            85           62           159
Wilshire 5000 Total Market         100          129          157           192          169           149
Nasdaq Bank Index                  100          164          144           133          152           168

*Assumes $100 invested on December 31, 1996.

                          Compensation Committee Report

Directors Pertnoy and McKenry were designated by the Board of Directors to serve on the Compensation Committee during 2001. The Compensation Committee provided the following report on executive compensation.

Executive Officer Compensation

The Compensation Committee of BFC Financial Corporation met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan and Glen R. Gilbert and John E. Abdo. At the meeting the following elements have been developed:

Executive Compensation Policy - BFC Financial Corporation's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of BFC Financial Corporation. In order to implement that philosophy, BFC Financial Corporation's approach to base compensation is to offer competitive salaries in comparison to market practices.

General - During 2001 base salaries and other compensation for Mr. Levan and Mr. Gilbert was increased by approximately 4% and 10%, respectively. Mr. Abdo was compensated at an annual salary level of $250,000, which was unchanged from the prior year. Commencing in 2000, a portion of Mr. Gilbert's salary is being paid by Levitt Companies, a subsidiary of BankAtlantic Bancorp, Inc. Bonuses were paid for 2001 to compensate executives based on the Company's profitability, stock price and the achievement of individual performance goals. In deciding compensation levels, cost of living, market compensation levels and general trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

Stock Options -No Company stock options were granted to executive officers during 2001. As indicated, options to acquire BankAtlantic Bancorp, Inc. shares were granted to Messrs Levan, Abdo and Gilbert by the BankAtlantic Bancorp, Inc. Stock Option Committee based on contributions to BankAtlantic Bancorp, Inc. and its subsidiaries including Levitt Companies. The Compensation Committee was aware of and took into account the options in considering the executives overall compensation. When granted, options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the company and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive.

CEO Compensation - In evaluating the performance of the Chief Executive, Mr. Levan, the Committee considered BFC Financial Corporation's net worth, earnings and stock price. The Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic Bancorp, Inc. and BankAtlantic and that the performance of BankAtlantic Bancorp, Inc. and BankAtlantic has been a substantial factor in the success of BFC Financial Corporation. In arriving at his BFC compensation level, the Committee also considered the fact that BankAtlantic also compensates Mr. Levan. The following table, as of and for the years ended December 31, 2000 and 2001, summarizes some of the information considered by the Committee (dollars in thousands, except per share amounts):

                                                                    Percent
                                             2000         2001      Change
                                             ----         ----      ------
Net worth                                 $ 72,615     $ 74,172       2.1%
Net income                                $  3,635     $  5,474      50.6%
Price - Class A Common Stock              $   2.25     $   5.90     162.2%
Price - Class B Common Stock              $   2.31     $   5.65     144.6%

The above report was submitted by Earl Pertnoy.

                             Audit Committee Report

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. During 2001, Messers Pertnoy and McKenry, both non-employee directors served on the Audit Committee. The Company's Board of Directors has not adopted a written charter for the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting process, including the system of internal control, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. However, the Committee is not comprised of professionals engaged in the practice of accounting or auditing or experts in the field of accounting or auditing, including, without limitation, auditor independence. The Committee must rely, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. Accordingly, although the Committee consults with and discusses these matters and its questions and concerns with management and the Company's independent auditors, its oversight can not provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions can not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

In this context, the Committee held four meetings during fiscal year 2001. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, and the Company's independent auditors, KPMG LLP ("KPMG"). The Committee discussed with the Company's independent auditors their overall scope and plans. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and KPMG.

The Committee has also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Committee's discussions also included a discussion of the background and experience of the KPMG audit managers assigned to the Company and the quality control procedures established by KPMG.

The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence from the Company. When considering KPMG's independence, the Committee was advised that KPMG did not provide the Company with any services beyond those rendered in connection with their audit and review of the Company's consolidated financial statements. The Committee did note however that KPMG provided services to BankAtlantic Bancorp beyond those rendered in connection with their audit and review of BankAtlantic Bancorp's financial statements. The Committee also reviewed, among other things, the amount of fees paid to KPMG directly by the Company for audit services as well as the amounts paid to KPMG for audit and non-audit services by BankAtlantic Bancorp, both separately and in the aggregate, as these amounts were included in the Company's consolidated financial statements, as well as the nature of the non-audit services provided to BankAtlantic Bancorp.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K.

The above report was submitted by Earl Pertnoy.

Audit Fees

The aggregate fees for professional services rendered by KPMG in connection with their audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2001 fiscal year were approximately $57,000. No other fees were paid to KPMG by the Company for other services during 2001.

KPMG also serves as independent auditor for BankAtlantic Bancorp, Inc. The aggregate fees for professional services rendered by KPMG to BankAtlantic Bancorp, Inc. in connection with their audit of their consolidated financial statements, the financial statements of its subsidiaries and reviews of the consolidated financial statements included in their Quarterly Reports on Form 10-Q for the 2001 fiscal year were approximately $722,000.

All Other Fees - The aggregate fees for all other services rendered by KPMG in the 2001 fiscal year to BankAtlantic Bancorp, Inc. were approximately $368,000 and can be sub-categorized as follows:

      o     Attestation  Fees - The  aggregate  fees  for  attestation  services rendered by KPMG for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions were approximately $102,000.

      o Other Fees - The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by KPMG in the 2001 fiscal year were approximately $266,000.

                 Certain Relationships And Related Transactions

Certain Business Relationships

Alan B. Levan, the President and a director of the Company, is also President and a director of I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., I.R.E. Realty Advisors, Inc. and Florida Partners Corporation. Mr. Levan is also Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, Inc. and BankAtlantic. As indicated under "Security Ownership of Certain Beneficial Owners and Management", Mr. Levan may be deemed to be a controlling shareholder of the Company. Messrs. Levan and Pertnoy serve on the Board of Directors of the managing general partner of a public limited partnership that is affiliated with the Company. John E. Abdo, a director of the Company, is Vice Chairman of the Board of BankAtlantic Bancorp, Inc. and BankAtlantic and is President and a director of Levitt Companies. Glen R. Gilbert, Executive Vice President of the Company, is a vice president of Levitt Companies and is an officer of the managing general partner of a public limited partnership that is affiliated with the Company.

In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after interest earned on advances made by the Company. The Company bears the risk of loss, if any, under the arrangement. Pursuant to this arrangement with the Abdo Group, in December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through December 31, 2001, all of the project except for land under two pylon signs, a cell tower site and the lake had been sold to unaffiliated third parties for approximately $21.4 million and the Company recognized net gains from the sales of real estate of approximately $4.8 million. The Abdo Group received approximately $2.6 million in 2000 and $114,000 in 2002 from the Company for their real estate sales profit participation.

Alan B. Levan and John E. Abdo have investments or are partners in real estate joint ventures with developers, that in connection with other ventures, have loans from BankAtlantic or are partners with Levitt Companies. Additionally, Levitt Companies pays the Abdo Companies, Inc., which is controlled by Mr. Abdo, $29,000 per month for services and management, including activities relating to BankAtlantic, BankAtlantic Bancorp, Inc., Core Communities, LLC, Levitt and Sons, LLC and the Levitt Companies joint ventures. Levitt Companies pays to the Company $20,000 per quarter for management and accounting services provided to Levitt Companies.

The Company paid BankAtlantic approximately $67,000 during 2001 for office space used by the Company in BankAtlantic's headquarters and for miscellaneous administrative and other related expenses.

During 1999 and 2000, the Company acquired interests in unaffiliated technology entities. During 2000, the Company's interests in the technology entities were transferred at the Company's cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these partnerships. Interests in such partnerships were sold in 2000 and 2001 to accredited investors in private offerings. During 2001, approximately $895,000 of capital was raised from unaffiliated third parties by these partnerships and officers, directors and affiliates of the Company invested approximately $1.3 million in the partnerships. The Company and the general partners retained ownership interests of approximately $3.8 million. Of the $1.3 million, Alan Levan and Jack Abdo each borrowed $500,000 from the Company on a recourse basis to make their investments. Such amounts were still outstanding at the end of the year, bear interest at the prime rate plus 1% and are payable interest only annually with the entire balance due in February 2006. After the limited partners receive a specified return from the partnerships, the general partners are entitled to receive 20% of all cash distributions from the partnerships. The general partners are limited liability companies of which the members are: John
E. Abdo - 13.75%; Alan B. Levan - 9.25%; Glen R. Gilbert - 2.0%; John E. Abdo, Jr. - 17.5% and BFC Financial Corporation - 57.5%.

During 1999, BFC Financial Corporation entered into an agreement with John E. Abdo, Jr., son of John E. Abdo, a Director and Vice Chairman of the Board. Pursuant to the agreement, the Company will pay to John E. Abdo, Jr. an amount equal to 1% of the amount of the Company's investment in venture capital investments identified for the Company and will grant him a profit participation of 3 1/2% of the net profit realized by the Company through his interest in the general partner. Additionally, the Company pays him an expense allowance of $300 per month. During 2001, the Company paid John E. Abdo, Jr. expense allowances of $3,600 pursuant to the agreement.

One of the technology limited partnerships is an investor in Seisint, Inc. ("Seisint"). Seisint owns 748,000 shares of BankAtlantic Bancorp, Inc. Class A stock. BankAtlantic Bancorp, Inc., Alan B. Levan and John E. Abdo own 3,033,386, 67,409 and 149,108 shares, respectively, or collectively approximately 7% of Seisint's outstanding Common Stock. Seisint also serves as an Application Service Provider ("ASP") for BankAtlantic Bancorp, Inc. for one customer service information technology application. This ASP relationship is believed to be on terms no less favorable to BankAtlantic Bancorp, Inc. than available in an arm's length transaction and fees aggregating $169,337 and $368,000 were paid to Seisint for its services during 2001 and 2000, respectively.

Management believes that all transactions between the Company and its affiliates were on terms at least as favorable as could have been obtained from unaffiliated third parties.

AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

General Description of the Amendment

The Board of Directors is proposing to amend Article V of the Company's Articles of Incorporation. Currently the Class A Common Stock has no voting rights. The proposed Amendment would provide voting rights to holders of Class A Common Stock entitling each holder to one vote per share and would adjust the number of votes per share of Class B Common Stock so as to fix the relative aggregate voting power of the Class A Common Stock and Class B Common Stock initially at 22.0% and 78.0%, respectively. Thereafter, the proportionate voting power of the Class B Common Stock would be decreased, and the proportionate voting power of the Class A Common Stock would be increased, as the number of shares of outstanding Class B Common Stock decreases as follows:

         Class B Shares             Class B Voting     Class A Voting
     issued and outstanding           Percentage         Percentage
     ----------------------           ----------         ----------
             Current                    100.0%               0.0%
            2,382,157                    78.0%              22.0%
            1,800,000                    60.0%              40.0%
       1,400,000 and fewer               47.0%              53.0%

The Amendment also provides that, in addition to the rights afforded to shareholders of the Company under Florida law, the holders of Class B Common Stock will be entitled to vote as a separate voting group on certain matters as described below. The other terms of our Class A Common Stock and our Class B Common Stock will not be affected by the Amendment.

Upon receipt of the approval of the Amendment by the Company's shareholders, the Company will cause Articles of Amendment to be filed with the Secretary of State of the State of Florida that will effectuate the changes contained in the Amendment.

The complete text of the proposed Amendment is set forth in full in the Articles of Amendment attached as Appendix A to this Proxy Statement. This summary of the rights, powers and limitations of the Class A Common Stock and the Class B Common Stock should be read in conjunction with, and is qualified in its entirety by reference to, the Amendment.

The Board of Directors recommends that holders of Class A Common Stock and Class B Common Stock vote FOR the approval of the adoption of the Amendment.

Description of the Class A Common Stock and Class B Common Stock

      Voting Rights

Currently, the Class A Common Stock has no voting rights except in limited circumstances provided by law. Following the Amendment, except as provided by law or as specifically provided in our Articles of Incorporation, the holders of Class A Common Stock and Class B Common Stock will vote as a single group. Each holder of Class A Common Stock will, as of the date on which the Amendment is adopted, be entitled to one vote for each share held, and the Class A Common Stock will initially possess in the aggregate 22.0% of the total voting power of the Class A Common Stock and Class B Common Stock. The holders of the Class B Common Stock, which currently represents 100% of the voting power of the Company, will relinquish their exclusive voting rights and, following the Amendment, the holder of each share of Class B Common Stock will be entitled to the number of votes per share such that the aggregate number of votes for all of the Class B Common Stock will initially represent 78.0% of the total voting power of the Class A Common Stock and Class B Common Stock. Thereafter, the proportionate voting power of the Class B Common Stock will decrease and the proportionate voting power of the Class A Common Stock will increase as the number of outstanding shares of Class B Common Stock decreases, as set forth above.

Under Florida law, holders of Class A Common Stock and Class B Common Stock vote as separate voting groups on certain amendments to the Company's Articles of Incorporation, including amendments which would:

      o increase or decrease the authorized number of shares of Class A Common Stock or Class B Common Stock;

      o change the designation, rights, preferences or limitations of the Class A Common Stock or Class B Common Stock;

      o create a new class of shares, or increase the rights, preferences or number of any authorized shares, which would have rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the Class A Common Stock or Class B Common Stock, other than the establishment of a class or series of preferred stock pursuant to our existing "blank check" preferred stock; or

      o effect an exchange or reclassification, or create a right of exchange, of shares of another class of stock into shares of Class A Common Stock or Class B Common Stock or an exchange or reclassification of shares of Class A Common Stock or Class B Common Stock into shares of another class.

Further, under Florida law holders of Class A Common Stock and Class B Common Stock are entitled to vote as a separate voting group on any plan of merger or plan of share exchange which contains a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group.

In addition to their rights under Florida law, the Amendment provides that the approval of the holders of Class B Common Stock voting as a separate voting group will be required before any of the following actions may be taken:

      o the issuance of any additional shares of Class B Common Stock, other than (1) a stock dividend issued to holders of Class B Common Stock,
            (2) pursuant to the terms of any securities outstanding on the date the Amendment is effected that are by their terms convertible into or exchangeable for shares of Class B Common Stock, (3) pursuant to the terms of any class or series of preferred stock established after the date hereof under our existing "blank check" preferred stock and (4) pursuant to the terms of options exercisable for shares of Class B Common Stock issued under the terms of any stock option plan of the Company existing on the date the Amendment is effected or established after such date and approved by the holders of a majority of the then issued and outstanding Class B Common Stock;

      o the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to the Company); or

      o any amendments of the capital stock provisions of the Company's Articles of Incorporation.

      No Effect on Convertibility of Class B Common Stock into Class A Common Stock

The Amendment will not change the present right of holders of Class B Common Stock to convert at any time any or all of their shares into shares of Class A Common Stock on a share-for-share basis.

      No Effect on Dividends and other Distributions; Liquidation Rights

Holders of Class A Common Stock and Class B Common Stock will continue to be entitled to receive cash dividends, when and as declared by the Board of Directors out of legally available assets. With respect to dividends other than cash (including stock splits and stock dividends), the distribution per share with respect to Class A Common Stock will continue to be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock (at the discretion of the Board of Directors), provided that the number of any shares so issued is the same on a per share basis.

Upon  any  liquidation  of  the  Company,   the  assets  legally  available  for
distribution to shareholders will continue to be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

Reasons for the Amendment

Currently the Class A Common Stock has no voting rights. The Board of Directors believes that providing voting rights to the Class A Common Stock may make the Class A Common Stock more attractive to certain classes of investors, including institutional investors who may choose not to invest, or may be prohibited from or subject to restrictions on investing, in non-voting securities. The Board of Directors believes that greater interest in the Class A Common Stock may lead to increased trading volume and liquidity, although there can be no assurance that an active or liquid trading market for the Class A Common Stock will be created or, if it is created, that it will be sustained. In addition, the Board of Directors believes that approval of the Amendment may enhance the Company's flexibility to issue shares of Class A Common Stock for financing, acquisition and compensation purposes while maintaining current stability and continuity of control.

Possible Negative Effects of the Amendment

As a result of the Amendment, the Class B Common Stock will initially represent 78.0% of the combined voting power of our common stock even though it currently represents approximately 27% of the common equity of the Company. This proportionate voting power will decrease as the number of outstanding shares of Class B Common Stock decreases, but will never be less than 47.0% of the combined voting power of the common stock. Accordingly, the relative voting power of the Class B Common Stock may not bear any relationship to the relative economic interest represented by those shares. The market may not react favorably to the structure until it becomes familiar with the structure, or it may not accept this structure at all.

Additionally, while the Company's common stock is not currently listed on the Nasdaq Stock Market or a national securities exchange, it is possible that the voting structure contemplated by the Amendment will not comply with the applicable listing standards for Nasdaq Stock Market or a national securities exchange if the Company were to apply to have either class of Common Stock so listed. Accordingly, adoption of the Amendment could adversely effect the ability of the Company to list its common stock in the future.

The Amendment is not intended to have any additional anti-takeover effect. However, the voting power of the Class B Common Stock will initially be fixed at 78.0% and holders of the Class B Common Stock will never possess less than 47.0% of the Company's aggregate voting power. As a result, the Amendment will continue the current situation where a sale or transfer of control or removal of incumbent directors would be unlikely without the concurrence of the holders of the Class B Common Stock.

Messrs. Levan and Abdo currently control approximately 60.5% of the Company's Class B Common Stock and if the Amendment is approved will hold shares immediately following the adoption of the Amendment which will represent approximately 60.6% of the aggregate voting power of the Company. Assuming that Messrs. Levan and Abdo do not dispose of or convert any of their shares of Class B Common Stock or dispose of their shares of Class A Common

Stock or Class B Common Stock they will not at any time hold shares representing less than 60.6% of the aggregate voting power of the Company.

Messrs. Levan and Abdo have indicated that they intend to enter into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Common Stock controlled by them. Under the agreement, they will agree to vote their shares of Class B Common Stock in favor of the election of each other to the Company's Board of Directors for so long as both are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Common Stock.

The Company's present Articles of Incorporation and By-Laws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation: (i) the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval, (ii) the division of the Company's Board of Directors into three classes of directors with three-year staggered terms, (iii) certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors and (iv) super majority vote requirements for certain matters not recommended or approved by the Board of Directors.

The Company also has a shareholders' rights plan, commonly referred to as a "poison pill," which is intended to cause substantial dilution to a person or group who attempts to acquire the Company on terms that the Company's Board of Directors has not approved. The existence of the shareholders' rights plan could make it more difficult for a third party to acquire a majority of the Class B Common Stock without the consent of the Company's Board of Directors.

Effect on Market Price

The market price of the Company's Class A Common Stock and its Class B Common Stock depends on many factors including, among others, the future performance of the Company and its subsidiaries (including BankAtlantic Bancorp, Inc.), general economic and market conditions and conditions relating to financial institutions generally. Many of these factors are beyond the Company's control, and the Company cannot predict the prices at which the Class A Common Stock or the Class B Common Stock will trade. There is no assurance that granting voting rights to the Class A Common Stock pursuant to the proposed capital structure will have a positive effect on its marketability or market value or that it will not have an adverse effect on the marketability or market value of the Company's Class B Common Stock. As discussed above, adoption of the Amendment may also limit or impair the ability of the Company to list its Class A Common Stock or Class B Common Stock on Nasdaq or a national securities exchange should it in the future elect to attempt to do so.

Effectiveness of the Amendment; Certificates

If the Amendment is approved, it is expected that Articles of Amendment, substantially in the form of Appendix A attached to this Proxy Statement, will be filed with the Secretary of State of the State of Florida promptly after the Annual Meeting. The Amendment will become effective immediately upon filing of the Articles of Amendment with the Secretary of State.

Shareholders should retain all certificates representing their shares of Class A Common Stock or Class B Common Stock (and should not send such certificates to the Company or the Company's transfer agent) because it will not be necessary to issue new certificates in connection with the Amendment and the currently outstanding certificates will continue to represent shares of the Company's Class A Common Stock or Class B Common Stock, as applicable, following the Amendment.

Dissenter's Appraisal Rights

Pursuant to Section 607.1320 of the Florida Business Corporation Act, a holder of Class B Common Stock (a "Class B Common Shareholder") may dissent and elect to receive the fair value of such shareholder's shares as of the day prior to the date the Amendment was approved, without including the incremental value or the diminution in value, if any, arising from the Amendment, judicially determined and paid. Holders of Class A Common Stock do not have the right to dissent from the Amendment. In order to perfect such shareholder's appraisal rights, a dissenting shareholder (a "Dissenting Shareholder") must fully comply with the statutory procedures of Sections 607.1320, 607.1301, 607.1302 and
607.1320 of the Florida Business Corporation Act summarized below. Such Sections are attached hereto as Appendix B. Class B Common Shareholders are urged to read such Sections in their entirety and to consult with their legal advisors. Each Class B Common Shareholder who may desire to assert appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard may cause a forfeiture of any appraisal rights.

To exercise appraisal rights, a Dissenting Shareholder must satisfy the following conditions:

      1. Each Class B Common Shareholder who desires to receive an appraisal value for his or her shares must file with the Company, prior to the taking of the vote on the Amendment, a written notice of such shareholder's intent to demand payment if the Amendment is effectuated. A proxy or vote against the Amendment will not alone be deemed to be the written notice of intent to demand payment. In order to dissent, the shareholder need not vote against the Amendment, but cannot vote for the Amendment.

      2. Within ten days after the vote is taken, the Company shall give written notice of the authorization of the Amendment, if obtained, to each Class B Common Shareholder who filed notice of intent to demand payment for such shareholder's shares. The shareholder must make written demand on the Company for the payment of the fair value of the shares.

      3. Within twenty days after the giving of the foregoing notice by the Company, each Dissenting Shareholder who elects to dissent shall file with the Company a notice of such election, stating such shareholder's name and address, the number of classes and series of shares as to which he dissents and a demand for payment of the fair value of such shareholder's shares. Any Dissenting Shareholder failing to file such election to dissent within the period set forth shall lose the right to dissent from the Amendment. Any Class B Common Shareholder filing an election to dissent shall deposit the certificate(s) representing such shareholder's shares with the Company simultaneously with the filing of the election. The Company may restrict the transfer of such shares from the date the election to dissent is filed.

      4. Upon filing a notice of election to dissent, the Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth herein and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by the Company, as provided below, to pay for such shareholder's shares. However, the right of the
Dissenting Shareholder to be paid the fair value of such shareholder's shares shall cease, and he shall be reinstated to have all rights as a shareholder as of the filing of such shareholder's notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Company, the fair value thereof in cash as determined by the Company as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

            a. Such demand is withdrawn as provided;

            b. The Company abandons the Amendment or the Company's shareholders revoke their approval of the Amendment;

            c. No demand or petition for the determination of fair value by a court has been made or filed within the required time; or

            d. A court of competent jurisdiction determines that such Dissenting Shareholder is not entitled to the relief provided by this section.

      5. Within ten days after the expiration of the period in which Class B Common Shareholders may file their notices of election to dissent, or within ten days after the effective date or the date which the Amendment is approved whichever is later (but in no event later than ninety days after the Amendment is approved), the Company shall make a written offer to each Dissenting Shareholder who has made demand as herein provided, and will make a written offer to each such Class B Common Shareholder to pay for such shares at a specified price deemed by the Company to be the fair value thereof. If the Amendment has not been consummated within the ninety days after the approval thereof, the offer may be conditioned upon such effectuation. Such offer is to be accompanied by (i) a balance sheet of the Company as of the latest available date (not more than twelve months prior to the making of an offer), and (ii) a profit and loss statement of the Company for the twelve-month period ended on the date of such balance sheet.

      6. If, within thirty days after the making of such offer, the Dissenting Shareholder accepts the same, payment for the shares of that Dissenting Shareholder is to be made within ninety days after the making of such offer or the date of the effectuation of the Amendment, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in such shares.

      7. The court shall also determine whether each such Dissenting Shareholder is entitled to receive payment for such shareholder's shares. If the Company fails to make such an offer, or if it makes such an offer and any Dissenting Shareholder fails to accept the offer within the thirty day period thereafter, then the Company, within thirty days after receipt of written demand from any Dissenting Shareholder given within sixty days after the date of the effectuation of the Amendment shall, or, at its election within such sixty day period may, file an action in any court of competent jurisdiction in Broward County, Florida, requesting that the fair value of such shares be found and determined. The court's jurisdiction shall be plenary and exclusive. If the Company fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of the Company. All Dissenting Shareholders, wherever residing, will be made parties to the proceedings as an action against their shares. A copy of the initial pleading will be served on each Dissenting Shareholder. All Dissenting Shareholders who are proper parties to the proceeding are entitled to judgment against the Company for the amount of the fair value of their shares, as well as at the discretion of the court, an allowance for interest at such rate as the court may find fair and equitable. The Company shall pay each Dissenting Shareholder the amount found to be due to him within ten days after final determination of the proceedings.

      8. The court may, if it elects, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value.

      9. The judgment of the court is payable only upon and concurrently with the surrender to the Company of the certificate(s) representing the shares. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

      10. The costs and expenses of the proceeding are determined by the court and assessed against the Company, except that all or any part of such costs and expenses may be apportioned and assessed against any or all of the Dissenting Shareholders who are parties to the proceeding and to whom the Company has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of shares, as determined by the court, materially exceeds the amount that the Company offered to pay for the shares then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings, such sum as the court may determine to be reasonable compensation to any expert(s) employed by the Dissenting Shareholder in the proceeding.

      11. Successful assertion by Class B Common Shareholders of their dissenters' appraisal rights is dependent upon compliance with the requirements described above. Non-compliance with any provision may result in failure to perfect those rights and the loss of an opportunity to receive payment for shares pursuant to an appraisal.

      Because of the complexity of the provisions of the Florida law relating to dissenters' appraisal rights, shareholders who are considering dissenting from the Amendment are urged to consult their own legal advisers.

                       Appointment Of Independent Auditors

The Board of Directors has reappointed KPMG LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives of the firm of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                Other Information

Stockholders' Proposals For Next Annual Meeting

Stockholders' proposals intended to be presented at the 2003 Annual Meeting must be received by the Company no later than December 23, 2002, for inclusion in the Company's proxy statement and form of proxy for that meeting.

Expenses Of Solicitation

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to stockholders of record at the close of business on April 16, 2002.

Other Business

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with their judgment.

              * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                     By Order of the Board of Directors

                                     /s/ Glen R. Gilbert

                                     Glen R. Gilbert
                                     Secretary

April 19, 2002

A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GLEN R. GILBERT, SECRETARY, BFC FINANCIAL CORPORATION, P.O. BOX 5403, FORT LAUDERDALE, FL 33310-5403. IN ADDITION, FINANCIAL REPORTS AND RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE FORM 10-K ARE AVAILABLE ON THE INTERNET AT www.sec.gov.

                                   Appendix A

                                    PROPOSED
                          FORM OF ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            BFC FINANCIAL CORPORATION


      The Amended and Restated Articles of Incorporation of BFC FINANCIAL CORPORATION, a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act as follows:

1. Section 3 of Article V shall be deleted in its entirety and amended to read as follows:

      Section 3. Voting. Except as provided in this Article V (or in any supplementary sections thereto), all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Class A Common Stock and the holders of Class B Common Stock, voting together without regard to class.

            (a) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 1,800,000 shares (an "Initial Trigger Event"), the Class A Common Stock shall possess in the aggregate 22.0% of the total voting power of the Common Stock (as adjusted pursuant to clause (ii) of subparagraph (b) below, the "Class A Percentage").

            (b) Class B Common Stock. (i) On all matters presented for a vote of shareholders, holders of Class B Common Stock shall be entitled to a number of votes (which may be or include a fraction of a vote) for each share of Class B Common Stock held equal to the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by the Class A Percentage less (y) the total number of shares of Class A Common Stock outstanding on such record date by (2) the total number of shares of Class B Common Stock outstanding on such record date.

                  (ii) Until the occurrence of an Initial Trigger Event the Class B Common Stock shall possess in the aggregate 78.0% of the total voting power of the Common Stock (as adjusted pursuant to clause (ii) below, the "Class B Percentage"). From and after the occurrence of an Initial Trigger Event, the Class A Percentage shall be increased and the Class B Percentage shall be decreased based on the number of shares of Class B Common Stock then issued and outstanding as follows:

      (1) if on the record date for any matter to be voted upon the number of outstanding shares of Class B Common Stock is less than 1,800,000 but greater than 1,400,000 then the Class A Percentage shall thereafter be equal to 40.0% and the Class B Percentage shall thereafter be equal to 60.0%, in each case until further adjusted in accordance herewith; and

      (2) if on the record date for any matter to be voted upon the number of outstanding shares of Class B Common Stock is less than 1,400,000 then the Class A Percentage shall thereafter be equal to 53.0% and the Class B Percentage shall thereafter be equal to 47.0%.

                  (iii) Notwithstanding the foregoing nor anything else herein to the contrary: (1) once the Class B Percentage has been reduced in accordance with the foregoing it shall not thereafter be increased and (2) the Class A Percentage shall never be greater than 53.0% and Class B Percentage shall never be less than 47.0%.

            (c) Cumulative Voting. There shall be no cumulation of votes for the election of directors.

            (d) Class Vote by Class B Common Stock. Notwithstanding any other provision of this Article V, the Corporation shall not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, given separately as a class, which vote shall be in addition to any right to vote required by the laws of the State of Florida: (i) issue any additional shares of Class B Common Stock, except (1) pursuant to a stock dividend issued exclusively to the holders of Class B Common Stock (2) pursuant to the terms of any securities outstanding on the date hereof that are by their terms convertible into or exchangeable or exercisable for shares of Class B Common Stock or (3) pursuant to the terms of any class or series of securities established and issued after the date hereof pursuant the "Preferred Stock" provisions of Article IV hereof, or (4) pursuant to any stock options exercisable for shares of Class B Common Stock issued under the terms of any stock option plan of the Corporation existing on the date hereof or established after the date hereof and approved by the holders of a majority of the then issued and outstanding shares of Class B Common Stock; (ii) effect any reduction in the number of outstanding shares of Class B Common Stock (other than by holders of Class B Common Stock converting Class B Common Stock into Class A Common Stock or through voluntary disposition thereof to the Corporation); or (iii) effect any change or alteration in any provision of this Section 3 of this
      Article V.

            (e) Adjustments. In the event of a reorganization, recapitalization, merger or stock split affecting the Class B Common Stock, then the threshold number of shares of Class B Common Stock referenced in the definition of an Initial Trigger Event or in the adjustment of the Class A Percentage or the Class B Percentage specified in subsection (b)(ii) of this Section 3 and the number or kind of shares into which the Class B Common Stock are convertible pursuant to this Article V shall be appropriately and proportionately adjusted; and in each such case such provisions shall be applied so as to give effect to such adjustments. If any such transaction shall be effected by amendment of the Articles of Incorporation, then such amendment shall itself adjust such threshold share number or conversion rate in accordance with the foregoing.

                                   Appendix B
               Provisions of the Florida Business Corporation Act

607.1301 Dissenters' rights; definitions.--The following definitions apply to ss. 607.1302 and 607.1320:

(1)  "Corporation"  means  the  issuer  of  the  shares  held  by  a  dissenting
shareholder   before  the  corporate   action  or  the  surviving  or  acquiring
corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302  Right of shareholders to dissent.--

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If the shareholder is entitled to vote on the merger, or

2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 Procedure for exercise of dissenters' rights.--

(1)(a) If a proposed  corporate  action  creating  dissenters'  rights  under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a) Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                       Form of Proxy Class A Common Stock

                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

      The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class A Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, Florida 33334, on May 22, 2002 at 10:00 a.m. local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the approval of the proposal set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

1. Approval of an Amendment to the Company's Articles of Incorporation to grant voting rights to the Company's Class A Common Stock and to fix the relative voting power of the Company's Class A Common Stock and Class B Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

              FOR             AGAINST            ABSTAIN
              [_]               [_]                [_]

     ---------------------------------------------------------------------------

                              Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

                              Dated: ______________________________, 2002

                              __________________________________________________
                             (Signature of Stockholder)

                              __________________________________________________
                             (Signature of Stockholder)

                              IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Appendix - Form of Proxy Class B Common Stock

                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

     The undersigned hereby appoints Glen R. Gilbert and Maria R. Scheker, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, Florida 33334, on May 22, 2002 at 10:00 a.m. local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the proposal set forth on the back of this Proxy and FOR the nominees set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

1. Election of two directors - one to serve a one-year term to expire in 2003 and the other to serve a three year term to expire in 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW:

     Nominees: Earl Pertnoy (term to expire in 2003) and John E. Abdo (term to expire in 2005).

     FOR the nominees          WITHHOLD AUTHORITY
     listed above              to vote for the nominee(s)
                               listed below.

          [_]                            [_]

2. Approval of an Amendment to the Company's Articles of Incorporation to grant voting rights to the Company's Class A Common Stock and to fix the relative voting power of the Company's Class A Common Stock and Class B Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.


              FOR             AGAINST            ABSTAIN
              [_]               [_]                [_]

     ---------------------------------------------------------------------------

                              Please mark, sign, date and return this proxy card promptly, using the enclosed envelope. No Postage is required for mailing it in the United States.

                              Dated: ______________________________, 2002

                              __________________________________________________
                             (Signature of Stockholder)

                              __________________________________________________
                             (Signature of Stockholder)

                              IMPORTANT: Please sign exactly as name(s) appear(s) at left. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.